Mail Stop 3561

      					June 27, 2005


Mr. Ronald W. Rudolph
Executive Vice President and
    Chief Financial Officer
On Assignment, Inc.
26651 West Agoura Road
Calabasas, CA 91302

	RE:	On Assignment, Inc.
Form 10-K for the fiscal year ended December 31, 2004
	Filed March 16, 2005
	File No. 000-20540

Dear Mr. Rudolph:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
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